AMENDMENT NO. 1 TO THE

DECLARATION OF TRUST

OF

OPPENHEIMER GLOBAL VALUE FUND

     This Amendment No. 1 is made as of September 15, 2011 to the Declaration of Trust of Oppenheimer Global Value Fund (the "Trust"), dated as of June 28, 2007, by the duly authorized officer executing this amendment on behalf of the Trustees of the Trust and hereby certifying its adoption by resolution of said Trustees as of said date.

      WHEREAS, the Trustees established Oppenheimer Global Value Fund as a trust under the laws of the Commonwealth of Massachusetts under a Declaration of Trust dated June 28, 2007 (the “Declaration of Trust”);

     WHEREAS, pursuant to Section 4.9 of ARTICLE IV of the Declaration of Trust, the Trustees shall have the authority, without obtaining shareholder approval, to establish and designate any Class of Shares;

     WHEREAS, a majority of the Trustees, pursuant to the foregoing Section 4.9, have determined that it is advisable to establish and designate an additional Class of Shares to the Fund and have so resolved; and have provided in a Prospectus for the Trust for the establishment and designation and the relative rights, preferences, privileges, limitations, restrictions and other relative terms of such Class

     WHEREAS, pursuant to Section 11.2 of ARTICLE XI of the Declaration of Trust, anyone dealing with the Trust may rely on a certificate by an officer of the Trust as to whether or not any amendment to the Declaration of Trust has been made.

      NOW THEREFORE, the undersigned officer hereby certifies that the Declaration of Trust is amended as follows:

SCHEDULE A attached to the Declaration of Trust is deleted, and SCHEDULE A attached hereto is substituted in lieu thereof.

     Except as amended hereby, the Declaration of Trust is ratified and confirmed and in full force and effect.

      IN WITNESS WHEREOF, the undersigned, acting pursuant to Section 11.1 of ARTICLE XI of the Declaration of Trust, has signed this amendment on behalf of the Trustees.

                                   Oppenheimer Global Value Fund

                                /s/ Taylor V. Edwards

                                Taylor V. Edwards, Assistant Secretary

SCHEDULE A

Class

Class A

Class B

Class C

Class N

Class Y

Class I